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                                                                    EXHIBIT 99.1

                                [CONNETICS LOGO]

                       CONNETICS ENTERS ACNE MARKET WITH
                          COMMERCIAL LAUNCH OF EVOCLIN

      CLINDAMYCIN IN PATIENT-PREFERRED VERSAFOAM FORMULATION NOW AVAILABLE

PALO ALTO, CALIF. (DECEMBER 13, 2004) - CONNETICS CORPORATION (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced the U.S. commercial launch of Evoclin(TM) (clindamycin 1%) delivered in Connetics' proprietary VersaFoam(R) vehicle for the treatment of acne vulgaris. Evoclin is the first product approval in the acne market for Connetics, and is available in 50g and 100g trade unit sizes as well as 10g professional samples.

"Evoclin offers patients suffering from acne vulgaris a new, once-daily therapy that dissolves rapidly upon contact with skin, leaves minimal residue and is easy to apply to large body surface areas," said Thomas G. Wiggans, Chief Executive Officer of Connetics. "Clindamycin is the most popular topical antibiotic used for treating acne and sales of clindamycin products account for approximately one-third of the topical acne market. Our VersaFoam formulation is a novel delivery vehicle and has been well received by dermatologists, primary care physicians and patients in two of our other products. We are optimistic about the commercial prospects for Evoclin as it is being launched by an experienced sales and marketing team into a sizeable market that is receptive to innovative products such as Evoclin."

The topical prescription acne category is one of the largest segments in the U.S. dermatology market, and is estimated to exceed $1.2 billion annually. Approximately 17 million people in the U.S. have acne resulting in approximately
5.5 million visits to physicians each year.

"In early November, we completed the hiring of an additional 66 sales professionals. This represented a near doubling of our salesforce to 124 professionals in anticipation of this launch. Our sales professionals have completed a rigorous training program on our products and are prepared to sell," commented Michael Miller, Senior Vice President of Sales and Marketing and Chief Commercial Officer. "Our salesforce is arranged in a mirrored configuration with Evoclin positioned as a primary product for half of our sales professionals. This structure assures that our existing marketed brands, OLUX, Luxiq and Soriatane also receive valuable selling time and continue their growth during the launch of Evoclin."

In November, Connetics commenced shipments of Evoclin to pharmaceutical wholesalers who distribute to retail pharmacies, hospitals and other institutional customers. As part of a comprehensive marketing program, Connetics will launch a unique journal advertising campaign, direct promotion, media placements and internet marketing. The Company also plans to have a strong presence at relevant medical conferences by way of poster and symposia presentations. To complement its sales force, Connetics intends to continue to actively explore potential strategic sales collaborations for Evoclin in the U.S. and overseas.
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Evoclin is indicated for topical application in the treatment of acne vulgaris.
Evoclin is contraindicated in individuals with a history of hypersensitivity to preparations containing clindamycin or lincomycin, a history of regional enteritis or ulcerative colitis, or a history of antibiotic-associated colitis.

ABOUT CONNETICS
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam(R). The Company's marketed products are OLUX(R) (clobetasol propionate) Foam, 0.05%, Luxiq(R) (betamethasone valerate) Foam, 0.12%, Soriatane(R) (acitretin) capsules and Evoclin(TM) (clindamycin) Foam, 1%. Connetics is developing Velac(R) (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, and Desilux(TM) (desonide) Foam, 0.05% a low-potency topical steroid formulated to treat atopic dermatitis. Our product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In our marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Statements about the launch plans for Evoclin, the impact of the launch of Evoclin and the sales force expansion on results, as well as comments regarding the market potential for Evoclin, among others, are forward-looking statements. These statements are based on certain perceptions of historical trends, past experience, current conditions, expected future developments and other factors believed to be appropriate in the circumstances. These forward-looking statements are also subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics' control, and which could cause actual results or events to differ materially from those expressed in such statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics' Annual Report on form 10-K filed for the year ended December 31, 2003 and form 10-Q for the quarter ended September 30, 2004. Forward-looking statements represent the judgment of Connetics' management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.


CONTACTS:                                    Press Release Code: CNCT-G
Patrick O'Brien                              Ina McGuinness or Bruce Voss
Director, Investor Relations                 Lippert/Heilshorn & Associates
(650) 739-2950                               (310) 691-7100
pobrien@connetics.com                        imcguinness@lhai.com


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